Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor, LLC
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Announces the Signing of a Definitive Stock Purchase Agreement with China National Heavy Duty Truck Group Co., Ltd., (“CNHTC”) parent company of Sinotruk, a Leading Chinese Commercial Vehicle Manufacturer

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CNHTC owns a majority of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading, multi-billion dollar global manufacturer of heavy and light-duty commercial trucks and buses, and related key vehicle parts and components.

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The transaction will take place in two stages: the first stage having CNHTC purchase a 9.9% ownership in UQM for approximately $5.1 million, and the second stage, after required approvals, increasing the ownership to 34% of UQM on a fully diluted basis for approximately $23.2 million.

•	UQM and CNHTC plan to form a joint venture in China to support Sinotruk in the commercial vehicle electrification market along with supply to other Chinese customers.
•	The second stage is subject to approval by the shareholders of UQM and clearance from the Committee on Foreign Investment in the United States (“CFIUS”).
•	Upon closing of the second stage, CNHTC will have the right to nominate up to three of eight total directors to UQM’s board of directors.

LONGMONT, COLORADO, AUGUST 28, 2017 -  UQM Technologies, Inc. (NYSE MKT: UQM) announced today the it has entered into a definitive stock purchase agreement (“Agreement”) with China National Heavy Duty Truck Group Co., Ltd. through its wholly owned subsidiary, Sinotruk (BVI) Limited (collectively, “CNHTC”), the parent company of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading Chinese commercial vehicle manufacturer, and that UQM and CNHTC plan to create a joint venture (“JV”) to manufacture and sell electric propulsion systems for commercial vehicles and other vehicles in China.  CNHTC has headquarters in Jinan, China.  CNHTC’s investment and creation of the JV is planned to occur in two stages.  First, CNHTC will acquire newly issued common shares of UQM, resulting in a 9.9% ownership interest of common shares issued and outstanding. This is expected to close within 30 days of signing of the Agreement. Second, CNHTC will acquire additional newly issued common shares resulting in CNHTC owning a total of 34% of UQM’s issued and outstanding common stock on a fully diluted basis.  The purchase price is $0.95 per share, which represents a 15% premium over the 30-day closing price average for the period ending on the last trading date before signing. The total transaction will bring approximately $28.3 million in cash to UQM. The terms of the Agreement were unanimously approved by the boards of directors of both companies.  UQM shareholders will continue to hold their shares in UQM, and UQM stock will continue to be traded on the NYSE MKT.

The Agreement is subject to usual and customary closing conditions, and closing of the second stage will require approval by UQM’s shareholders representing a majority of UQM’s voting shares. Closing is expected to occur as soon as possible following shareholders’ approval and receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”) and the required Chinese regulatory authorities.  The parties expect the closing will occur in December 2017.

As part of the Agreement, the parties have agreed that following the closing, CNHTC will have the right to nominate up to three of eight total directors to UQM’s board of directors with one CNHTC representative expected to be elected as the Chairman of the Board.

CNHTC is the parent company of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading heavy-duty commercial vehicle manufacturer in China and one of the largest commercial vehicle groups in the world. In addition to heavy and light-duty commercial trucks and buses, they also manufacture key parts and components such as engines, cabins, axles, steel frames, and gearboxes.  In Sinotruk’s annual report for the year ended December 31, 2016, Sinotruk reported audited revenues from these vehicles, parts, and components of US$4.9 billion. They also reported shipping over 172,000 commercial vehicles and over 106,000 engines.  Sinotruk has over 25,000 employees.

After the closing of the Agreement, UQM and CNHTC intend to form a joint venture for the manufacture and sales of electric propulsion systems in China.  The parties expect Sinotruk to be a significant purchaser of electric drive trains from the JV for Sinotruk’s commercial vehicles and other customers will be identified for sales as well.

“After a long and thorough process to find the right strategic partner to enter the China market and expand globally, we are thrilled to be joining forces with CNHTC,” said Joe Mitchell, President and CEO of UQM.  “Finding a strong strategic partner in Asia has been a major priority for UQM with our potential partner meeting three key criteria: 1) provide the necessary capital to allow us to enter the China market; 2) provide the infrastructure to support our continuing product development and operations; and 3) provide access to customers in China to grow our business.  In all respects, CNHTC definitely meets all of these criteria.  We believe CNHTC’s size, global presence, and experience in commercial vehicles and desire to become a major player in the new energy market in China will enable us to accelerate our strategic initiatives and also makes us a much stronger company, creating long-term shareholder value. This alliance provides UQM with access to the largest electric vehicle market in the world and provides us with a much stronger competitive position in the global market for electric vehicles.  We believe our shareholders, customers and employees will all benefit from this alliance, as it should put us in a position to fully capitalize on our world class products and technology in the rapidly expanding transportation electrification market.”

"Vehicle electrification is the future and we are delighted to bring UQM technology and capabilities into the CNHTC organization," said Mr. Ma Chunji, Chairman of CNHTC. "UQM has developed some of the world’s leading electric propulsion systems and has a team of talented people which is key to developing leading edge technologies.  We are excited about UQM's future growth prospects and the value that each party brings to the new alliance."

Advisors
BDA Partners is acting as financial advisor, and Snell & Wilmer L.L.P. as US legal advisor to UQM.  Ellenoff Grossman & Schole LLP serves as US legal advisor to CNHTC on this transaction.

Conference Call

Joe Mitchell, UQM Chief Executive Officer, and David Rosenthal, UQM Chief Financial Officer, will host a conference call for analysts and investors today, August 28, 2017 at 4:30 p.m. (ET) to discuss this announcement in further detail. To join this conference call, please dial 1-888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the passcode “77423478” to access the call. International callers should dial 1-647-427-3411. For anyone who is unable to participate in the conference, a recording will be available for 7 days beginning at 7:30 p.m. Eastern Time tomorrow. To access the playback call 1-855-859-2056 and enter replay code “77423478#”. International callers should dial +1-404-537-3406.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado.

About China National Heavy Duty Truck Group Co., Ltd. and Sinotruk (Hong Kong) Limited

China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) is the parent company of Sinotruk (Hong Kong) Limited (“Sinotruk”), a leading heavy-duty commercial vehicle manufacturer in China and one of the largest commercial vehicles groups in the world. Its products are distributed in over 90 countries worldwide, including in South America, Africa, Southeast Asia, the Middle East, Ireland and Australia, among many others.

Since its founding in 1950, CNHTC has had a long and successful history cooperating with international partners in developing new products and markets in China and elsewhere, including Steyr of Austria, MAN SE of Germany, and Cargotec of Finland. CNHTC has two subsidiaries listed on the Shenzhen Stock Exchange and the Hong Kong Stock Exchange, respectively.

Forward-Looking Statements

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things: (i) the receipt and timing of required approvals and satisfaction of other significant conditions to the closing of the transaction with CNHTC, (ii) the failure to reach binding or definitive agreement between the parties regarding the potential formation of the joint venture; (iii)  UQM’s ability to successfully gain access to the Chinese electric vehicle market as a result of the anticipated joint venture transaction; (iv) uncertainties as to the future operating and financial condition of the joint venture; (v) difficulties or unanticipated expenses in connection with forming or operating the joint venture; (vi) the risk that the potential transactions disrupt our other operations, including the potential loss of any existing customer or supplier relationships in China or globally; (vii) UQM’s ability to secure the anticipated benefits of the investment and the potential JV for its shareholders, customers, and employees, and (viii) the impact of any changes in general economic and market conditions.  Closing of the transaction is subject to the receipt of necessary approval from UQM’s shareholders, and approval from U.S. and Chinese governmental authorities.  Other important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-KT and Form 10-Q’s, which are available through our website at www.uqm.com or at www.sec.gov.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval. This communication relates to a proposed issuance and sale of stock by UQM to China National Heavy Duty Truck Group Co., Ltd. (“CNHTC”) that will result in CNHTC obtaining a minority ownership interest in UQM common stock. In connection with this proposed transaction, UQM may file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document UQM may file with the SEC in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS OF UQM ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of UQM. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by UQM through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by UQM will be available free of charge on the Company’s internet website at www.uqm.com or by contacting the Company’s corporate secretary’s office at 4120 Specialty Place, Longmont CO 80504 or by calling (303) 682-4900.

Participants in Solicitation

UQM, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed merger will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of UQM is set forth in UQM’s Annual Report on Form 10-KT for the transitional nine-month period ended December 31, 2016 and other reports and statements filed with the SEC, including UQM’s Quarterly Reports on Form 10-Q and UQM’s Current Reports on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Source: UQM Technologies, Inc.